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FOR IMMEDIATE RELEASE

Contact:  Elizabeth Board, (914) 244-5161



      THE READER'S DIGEST ASSOCIATION, INC. NAMES MICHAEL S. GELTZEILER
              SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


PLEASANTVILLE, N.Y., August 20, 2001 -- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today announced that Michael S. Geltzeiler has joined the company as Senior Vice President and Chief Financial Officer. Geltzeiler will oversee all of Reader's Digest's global financial operations. He replaces George Scimone who plans to pursue other opportunities.

"Mike is a seasoned finance executive with extensive international experience and a reputation for strong operational leadership," Thomas O. Ryder, Reader's Digest chairman and chief executive officer, said. "Mike has over 20 years of experience in corporate finance and with his background in systems integration, cost-cutting initiatives and successful business turnarounds he brings valuable experience to Reader's Digest."

Geltzeiler joins Reader's Digest from ACNielsen, a leading marketing information company, where he served as Senior Vice President and Chief Financial Officer. Before this position, Mr. Geltzeiler served as Senior Vice President and Controller and as the company's Treasurer. From 1995 to 1997, he was Senior Vice President and Chief Financial Officer, Europe, Middle East & Africa Region, based in Belgium.

At ACNielsen Geltzeiler was instrumental in the successful turnaround of a $1.5 billion global NYSE business following its spin-off from The Dun & Bradstreet Corporation in 1996. ACNielsen was sold to VNU in February of this year. Prior to ACNielsen, Geltzeiler spent 16 years at The Dun & Bradstreet Corporation in a variety of senior financial positions at both the corporate office and several of its subsidiaries.

Mr. Geltzeiler graduated from the University of Delaware with a BS in Accounting and received an MBA in Finance at NYU's Stern School of Business. He also is a Certified Public Accountant in the State of New York.

The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Its flagship publication, Reader's Digest magazine, is sold in more than 60 countries and is published in 19 languages. The company's main Web site is at www.rd.com. Worldwide revenues were $2.5 billion for the fiscal year ended June 30, 2001. Global headquarters are located in Pleasantville, New York.

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